FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS

Sykesville, MD - November 14, 2017 - GSE Systems, Inc. (GSE or the Company) (NYSE American: GVP), the world leader in real-time high-fidelity simulation systems and training/consulting solutions to the power and process industries, today announced financial results for the third quarter (Q3) ended September 30, 2017.

Q3 2017 OVERVIEW
	Acquired Absolute Consulting on September 20, adding approximately $40 million in LTM revenue
	Revenue increased 6.8% to $15.4 million from $14.4 million in Q3 2016.
	Gross profit rose 5.7% to $4.2 million from $4.0 million in Q3 2016.
	Net loss totaled ($0.6) million, or ($0.03) per diluted share, compared to net income of $0.2 million, or $0.01 per diluted share, in Q3 2016.
	Adjusted net income[1] increased 65.3% to $0.6 million, or $0.03 per diluted share, from $0.4 million, or $0.02 per diluted share, in Q3 2016.
	Adjusted EBITDA increased 31.0% to $0.9 million from $0.7 million in Q3 2016.
	New orders totaled $9.2 million in Q3 2017.
	Cash flow provided by operations was $0.3 million compared to $2.8 million in Q3 2016.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "adjusted EBITDA" and "adjusted net income".

At September 30, 2017
	Cash and equivalents of $16.5 million, including $1.0 million of restricted cash, compared to $22.9 million, including $1.1 million of restricted cash, at December 31, 2016.
	Working capital of $11.0 million and current ratio of 1.4x.
	No outstanding long-term debt.
	Backlog totaled $76.4 million, compared to $73.2 million at December 31, 2016.

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "In Q3 2017, GSE delivered year-over-year growth in revenue, adjusted net income and adjusted EBITDA. We completed our acquisition of Absolute Consulting, significantly enhancing GSE's position as the 'go to' provider of consulting solutions to the power industry, with a particular focus on nuclear power. Our combination with Absolute makes us a company of scale, with trailing twelve-month revenue of approximately $100 million. It is also a significant proof point of our thesis that GSE is a terrific platform for consolidating a fragmented vendor ecosystem for nuclear power. Absolute Consulting will begin to contribute meaningfully to our consolidated results in the fourth quarter. Our backlog remains strong, reflecting our focus on organic business initiatives and operational execution. We ended the quarter with approximately $16.5 million of cash and no debt. I am delighted with our progress so far in 2017, and with a robust and active M&A pipeline, we look forward to scaling GSE further."

Q3 2017 RESULTS
Q3 2017 revenue increased 6.8% to $15.4 million, from $14.4 million in Q3 2016, driven by a 58.4% rise in Nuclear Industry Training and Consulting revenue, primarily resulting from an increase of $1.5 million due to higher staffing demand from a major customer and ten days of revenue of $1.2 million from Absolute Consulting following its acquisition. These increases were partially offset by a 14.5% decrease in Performance Improvement Solutions revenue, mainly due to lower revenues from our foreign subsidiaries of approximately $0.8 million and a revenue adjustment of approximately $0.5 million related to a customer contract, which was offset by a similar adjustment to cost of revenue.
(in thousands)	Three months ended,		Nine months ended
	September 30,		September 30,
Revenue	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Improvement Solutions	$8,737	$10,215	$30,093	$27,382
Nuclear Industry Training and Consulting	6,672	4,213	18,783	12,438
Total Revenue	$15,409	$14,428	$48,876	$39,820
Performance Improvement Solutions new orders totaled $2.9 million in Q3 2017 compared to $10.2 million in Q3 2016. Due to timing difference, a few key orders slipped into the fourth quarter. Nuclear Industry Training and Consulting new orders totaled $6.3 million in Q3 2017 compared to $3.6 million in Q3 2016.

Q3 2017 gross profit increased to $4.2 million, or 27.4% of revenue, from $4.0 million, or 27.7% of revenue, in Q3 2016.

(in thousands)	Three months ended				Nine months ended
	September 30,				September 30,
Gross Profit:	2017	%	2016	%	2017	%	2016	%
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Performance Improvement Solutions	$2,904	33.2%	$3,507	34.3%	$10,337	34.3%	$9,871	36.0%
Nuclear Industry Training and Consulting	1,320	19.8%	491	11.7%	3,026	16.1%	1,620	13.0%
Total Gross Profit	$4,224	27.4%	$3,998	27.7%	$13,363	27.3%	$11,491	28.9%

Performance Improvement Solutions gross profit for Q3 2017 was $2.9 million, or 33.2% gross margin, compared to $3.5 million, or 34.3% gross margin, in Q3 2016. The year over year decrease in gross profit percentage for Performance Improvement Solutions during Q3 2017 was primarily driven by three major nuclear simulation projects with lower margin.

Nuclear Industry Training and Consulting gross profit for Q3 2017 was $1.3 million, or 19.8% gross margin, compared to approximately $0.5 million, or 11.7% gross margin, in Q3 2016.  The year over year increase in Nuclear Industry Consulting and Training gross profit percentage for Q3 2017 was primarily driven by the change in the mix of projects with higher margins, which reflected the segment's focus on entering higher margin contracts.

Selling, general and administrative expenses in Q3 2017 totaled $4.4 million, or 28.4% of revenue, compared to $2.9 million, or 20.3% of revenue, in Q3 2016. The increase in selling, general, and administrative expenses was primarily due to $0.7 million of higher contingent consideration expense related to the fair value adjustments related to the Company's November 2014 Hyperspring acquisition, the one-time transaction costs of $0.5 million related to the acquisition of Absolute Consulting on September 20, 2017, and a higher non-cash stock compensation expense of $0.2 million.
Research and development costs, net of capitalized software, totaled approximately $0.4 million for Q3 2017 and Q3 2016, respectively.

Operating loss was approximately $(0.6) million in Q3 2017, compared to operating income of approximately $0.4 million in Q3 2016.

Net loss for Q3 2017 totaled approximately ($0.6) million, or ($0.03) per basic and diluted share, compared to net income of approximately $0.2 million, or $0.01 per basic and diluted share, in Q3 2016.

Adjusted net income, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, consulting support for finance restructuring, acquisition-related expenses, and Westinghouse bankruptcy related charges increased to approximately $0.6 million, or $0.03 per diluted share, compared to approximately $0.4 million, or $0.02 per diluted share, in Q3 2016.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for Q3 2017 was $(0.3) million compared to $0.5 million in Q3 2016.

Adjusted EBITDA, which excludes the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, consulting support for finance restructuring, acquisition-related expenses, and Westinghouse bankruptcy related charges, totaled approximately $0.9 million in Q3 2017, compared to approximately $0.7 million in Q3 2016.

BACKLOG AND CASHPOSITION
Backlog at September 30, 2017, totaled $76.4 million compared to $73.2 million at December 31, 2016.  Backlog at September 30, 2017, included $51.8 million of Performance Improvement Solutions backlog and $24.6 million of Nuclear Industry Training and Consulting backlog, $12.7 million of which was attributable to Absolute. At December 31, 2016, the Company's backlog was $73.2 million: $68.8 million for the Performance Improvement Solutions business segment and $4.4 million for Nuclear Industry Training and Consulting. Excluding Absolute, total backlog decreased approximately $9.5 million from $73.2 million at December 31, 2016 to $63.7 million at September 30, 2017. The decrease in backlog is primarily due to 2016 backlog that was converted to revenues during 2017 and has only been partially backfilled by new orders. Excluding Absolute, Nuclear Industry Training and Consulting's backlog increased $7.5 million during 2017 primarily due to increased orders from Hyperspring's two largest customers.

GSE's cash position at September 30, 2017, was $16.5 million, including $1.0 million of restricted cash, compared to $22.9 million, including $1.1 million of restricted cash, at December 31, 2016. The decrease in cash was primarily due to the all-cash acquisition of Absolute during Q3 2017 for $8.9 million, which included a pre-closing working capital adjustment of $0.1 million.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q3 results and other matters.

Interested parties may participate in the call by dialing:
	(877) 407-9753 (Domestic)
	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/event/21370

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through February 14, 2018 at the following link:

http://www.investorcalendar.com/event/21370

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training, consulting, and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Navarre, Florida; Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$15,409	$14,428	$48,876	$39,820
Cost of revenue	11,185	10,430	35,513	28,329
Gross profit	4,224	3,998	13,363	11,491

Selling, general and administrative	4,374	2,936	11,740	8,606
Research and development	353	381	1,103	1,010
Restructuring charges	-	85	45	487
Depreciation	79	91	254	294
Amortization of definite-lived intangible assets	50	72	148	219
Operating expenses	4,856	3,565	13,290	10,616

Operating income	(632)	433	73	875

Interest income, net	15	11	60	52
Gain (loss) on derivative instruments, net	71	(211)	226	(346)
Other income (expense), net	33	15	(4)	112

(Loss) income before income taxes	(513)	248	355	693

Provision for income taxes	92	80	399	275

Net (loss) income	($605)	$168	($44)	$418

Basic earnings per common share	($0.03)	$0.01	$0.00	$0.02
Diluted earnings per common share	($0.03)	$0.01	$0.00	$0.02

Weighted average shares outstanding - Basic	19,280,770	18,230,148	19,204,778	18,052,019
Weighted average shares outstanding - Diluted	19,280,770	18,470,117	19,204,778	18,287,870

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)
	September 30, 2017	December 31, 2016
Cash and cash equivalents	$15,525	$21,747
Restricted cash – current	960	1,140
Current assets	38,057	43,802
Total assets	51,038	53,656

Current liabilities	$27,010	$31,386
Long-term liabilities	1,515	1,149
Stockholders' equity	22,513	21,121

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation is as follows:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net (loss) income	($605)	$168	($44)	$418
Interest income, net	(15)	(11)	(60)	(52)
Provision for income taxes	92	80	399	275
Depreciation and amortization	247	276	754	809
EBITDA	(281)	513	1,049	1,450
Loss (gain) from the change in fair value of contingent consideration	139	(525)	436	(370)
Restructuring charges	-	85	45	487
Stock-based compensation expense	627	412	1,873	900
Consulting support for finance restructuring	-	232	-	310
Acquisition-related expense	454	-	473	-
Westinghouse bankruptcy related expense	-	-	122	-
Adjusted EBITDA	$ 939	$ 717	$ 3,998	$ 2,777

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
Adjusted Net Income and adjusted earnings (loss) per share ("adjusted EPS") are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company's results because they exclude certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	($605)	$168	($44)	$418
Gain/loss from the change in fair value of contingent consideration	139	(525)	436	(370)
Restructuring charges	-	85	45	487
Stock-based compensation expense	627	412	1,873	900
Consulting support for finance restructuring	-	232	-	310
Acquisition-related expense	454	-	473	-
Westinghouse bankruptcy related expense	-	-	122	-
Adjusted net income	$615	$372	$2,905	$1,745

Earnings per share - diluted	$(0.03)	$0.01	$0.00	$0.02

Adjusted earnings per share - diluted (a)	$0.03	$0.02	$0.15	$0.10

Weighted average shares outstanding - Diluted (a)	19,702,742	18,470,117	19,601,661	18,287,870

(a) During the three months and nine months ended September 30, 2017, the Company reported a GAAP net loss and positive adjusted net income. Accordingly, there were 421,972 and 396,883 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation for the three and nine months ended September 30, 2017, respectively, that were considered anti-dilutive in determining the GAAP diluted loss per common share.